Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” and “Financial Highlights” in the Prospectus and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated December 23, 2008, with respect to the financial statements and financial highlights of Principal Funds, Inc., included in Post-Effective Amendment No. 66 to the Registration Statement (Form N-1A , No. 33-59474) which has been incorporated by reference in this Post-Effective Amendment No. 71 to the Registration Statement (Form N-1A, No. 33-59474).

/s/ Ernst & Young LLP

Chicago, Illinois July 23, 2009